UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2022

KURA ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37620	61-1547851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 High Bluff Drive, Suite 400, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 500-8800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KURA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On January 26, 2022, Marc Grasso, M.D. notified Kura Oncology, Inc. (the “Company”) of his intention to resign from his positions as the Company’s Chief Financial Officer and Chief Business Officer, principal accounting officer and principal financial officer, effective as of February 4, 2022 (the “Separation Date”), in order to pursue opportunities closer to his family.

In connection with Dr. Grasso’s resignation, the Company and Dr. Grasso intend to enter into a Separation Agreement (the “Grasso Agreement”) pursuant to which, among other things, following the Separation Date, Dr. Grasso will provide advisory services to the Company for a period of up to three months (the “Advisory Period”). As consideration for Dr. Grasso’s advisory services, Dr. Grasso’s outstanding equity awards will continue to vest during the Advisory Period.

(c)

On January 31, 2022, the Board of Directors of the Company (the “Board”) appointed (i) Thomas Doyle, the Company’s Vice President, Finance, as the Company’s Senior Vice President, Finance and Accounting and as the Company’s principal accounting officer, and (ii) Troy E. Wilson, Ph.D., J.D., the Company’s President and Chief Executive Officer, as the Company’s principal financial officer, each effective as of February 7, 2022.

Mr. Doyle, age 51, has served as the Company’s Vice President, Finance since June 2021. Prior to joining the Company, Mr. Doyle served as Vice President of Finance for Zogenix Inc., a public biopharmaceutical company, from 2013 until June 2021. Prior to that, Mr. Doyle served as Controller for Peregrine Pharmaceuticals,    Inc. (now Avid Bioservices, Inc.), a public oncology development and biomanufacturing company, as Director of Revenue and Cost Accounting for ISTA Pharmaceuticals, Inc., a public pharmaceutical company, and as the Director of Internal Audit and R&D Finance at Valeant Pharmaceuticals International, a public pharmaceutical company. Mr. Doyle is a certified public accountant and received his M.B.A. from California State University San Marcos and his B.S. in finance from San Diego State University.

In connection with Mr. Doyle’s employment changes mentioned above, the Company entered into an amended & restated employment agreement with Mr. Doyle on January 31, 2022 (the “Doyle Agreement”). Pursuant to the Doyle Agreement, Mr. Doyle is (i) entitled to an annual base salary of $333,500, (ii) eligible to receive an annual discretionary bonus of up to 35% of his then current base salary, (iii) entitled to receive an additional option to purchase 39,281 shares of the Company’s common stock and (iv) entitled to receive an additional restricted stock unit award covering 8,390 shares of the Company’s common stock. The shares subject to the option shall vest in a series of 48 successive equal monthly installments from February 7, 2022. The shares subject to the restricted stock unit award shall vest in a series of four successive equal annual installments from January 26, 2022. In each case, vesting of the equity awards is subject to Mr. Doyle’s continuous service with the Company.

Pursuant to the Doyle Agreement, subject to providing a release of claims against the Company, Mr. Doyle is entitled to, (i) in the event that we terminate his employment without cause or he resigns for good reason more than 59 days prior to or 12 months after the closing of a corporate transaction, (a) a cash lump-sum payment in an amount equal to nine months of Mr. Doyle’s then annual base salary and (b) payment of COBRA group health insurance premiums for up to nine months, and (ii) in the event that we terminate his employment without cause or he resigns for good reason within 59 days before, on or within 12 months after the closing of a corporate transaction, (i) a cash lump-sum payment in an amount equal to nine months of Mr. Doyle’s then annual base salary, (ii) a cash lump-sum payment in an amount equal to Mr. Doyle’s full target bonus amount for services to be performed during the year in which the corporate transaction occurs and (iii) payment of COBRA group health insurance premiums for up to nine months. Mr. Doyle is also eligible for standard company benefits and to participate in employee benefit plans and programs.

Ms. Doyle’s employment is at-will and may be terminated at any time by either Mr. Doyle or by us with or without cause and without notice.

Mr. Doyle has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Doyle and any other person pursuant to which he was selected to his roles with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KURA ONCOLOGY, INC.

Date: February 1, 2022	By:	/s/ Teresa Bair
Teresa Bair
Chief Legal Officer